Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Paramount Global

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	Debt Securities	457(r)	(1)	(1)	(1)	(1) (2)	(1) (2)
	Equity	Preferred stock	457(r)	(1)	(1)	(1)	(1) (2)	(1) (2)
	Equity	Class A Common Stock	457(r)	(1)	(1)	(1)	(1) (2)	(1) (2)
	Equity	Class B Common Stock	457(r)	(1)	(1)	(1)	(1) (2)	(1) (2)
	Other	Warrants	457(r)	(1)	(1)	(1)	(1) (2)	(1) (2)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					N/A		N/A
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							N/A

(1)	An unspecified aggregate initial offering price or amount of the securities of each identified class is being registered as may from time to time be offered at a currently unspecified price. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.
(2)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, the registrant is deferring payment of all of the registration fee.